Exhibit 10.11
UTi WORLDWIDE INC.
AMENDED AND RESTATED
2004 NON-EMPLOYEE DIRECTORS SHARE INCENTIVE PLAN

Combined Elective Grant
and
Deferral Election Agreement
(For Use Pursuant to Section 6 of the Plan)

     Attached is the form you may use if you wish to defer the receipt of all or a percentage of the Quarterly Compensation pursuant to Section 6 of the Amended and Restated 2004 Non-Employee Directors Share Incentive Plan (the “Plan”). You must submit a copy of this Combined Elective Grant and Deferral Election Agreement executed by you to the Company as provided for in the form. An election to defer receipt of your Quarterly Compensation may not be revoked.
     You are advised to consult with your individual tax advisor with respect to the tax consequences related to an award under the Plan and any elections you may make to defer the receipt of Shares.

UTi WORLDWIDE INC.
AMENDED AND RESTATED
2004 NON-EMPLOYEE DIRECTORS SHARE INCENTIVE PLAN

Combined Elective Grant
and
Deferral Election Agreement
(For Use Pursuant to Section 6 of the Plan)

     AGREEMENT, made this ___ day of                     , 20___, by and between me, as a participant in the UTi Worldwide Inc. Amended and Restated 2004 Non-Employee Directors Share Incentive Plan (the “Plan”), and UTi Worldwide Inc. (the “Company”).
1.	Quarterly Compensation
(a)	I hereby elect to receive % of my Quarterly Compensation in Shares, as permitted by Section 6 of the Plan.

(b)	I understand and acknowledge that this election to receive Shares in lieu of Quarterly Compensation (a “Share Election”) will take effect on the first day of the next fiscal quarter after the date of this election. This Share Election will supersede any prior Share Election that I have made.

(c)	I understand and acknowledge that any Share Election for which I have made an irrevocable Deferral Election (as defined below) with respect to the same portion of Quarterly Compensation will be ineffective.

(d)	I understand and acknowledge that this Share Election will continue in full force until either the effective date of a superseding written Share Election made by me, or until I am no longer a director of the Company, or until the Plan is terminated by appropriate corporate action, whichever shall occur first.
2.	Deferral of Quarterly Compensation
(a)	Deferral Election. I hereby elect to defer the receipt of ____________% of my Quarterly Compensation that would otherwise be due to me pursuant to Sections 6(e) and 7(a) of the Plan. I recognize and agree that the Company will establish an Account for me under the Plan, and will credit that Account in accordance with Section 7 of the Plan with the number of Deferred Share Units obtained when (i) my Quarterly Compensation earned during the fiscal quarter subject to this Deferral Election is divided by (ii) the Fair Market Value on the last day of the fiscal quarter for which compensation has been deferred.

UTi Worldwide Inc.
Amended and Restated 2004 Non-Employee Directors Share Incentive Plan
Combined Elective Grant and Deferral Election Agreement

(b)	Revocability of Elections.
(i)	Effect of Elections. I understand and acknowledge that the election made in paragraph 2(a) hereof (the “Deferral Election”) shall be irrevocable with respect to compensation subject to this Deferral Election, and that it shall continue in full force until either the effective date of a superseding written Deferral Election made by me, or until my role as a director of the Company is terminated, or until the Plan is terminated by appropriate corporate action, whichever shall occur first. I further understand and acknowledge that the distribution election made in paragraphs 2(e) and 2(f) hereof shall be effective immediately with respect to compensation subject to this Deferral Election and that I may change such distribution election under paragraph 2(e) only in accordance with paragraph 2(b)(ii) below. My elections in paragraphs 2(g) and 2(h) shall be revocable until my death, at which time they become irrevocable.

(ii)	Changing of Elections. I recognize that I may, by submitting an effective superseding election, at any time and from time to time file new elections under paragraph (2)(e) hereof. I understand and acknowledge that a superseding election under paragraph (2)(e) shall be effective on or after the first day of the thirteenth (13th) month after I make such superseding election only if:
(1)	I make such election at least 12 months before the date that the Shares would have been distributed (or begun to be distributed) to me pursuant to my initial election pursuant to paragraph 2(e), and

(2)	Such election defers my receipt of Shares for at least five (5) years from the date that the Shares would have been distributed (or begun to be distributed) to me pursuant to my initial election pursuant to paragraph 2(e), other than distributions on account of my death or an unforeseeable emergency within the meaning of Code Section 409A(a)(2)(B)(ii).
(c)	Effective Date of Election. I understand and acknowledge that this Deferral Election will take effect on the next January 1st after the date of this Deferral Election, and will be ineffective with respect to any Quarterly Compensation attributable to services performed after the date of this Deferral Election but prior to such date. This Deferral Election will supersede any prior Deferral Election made by me. Notwithstanding the foregoing, I understand that this Deferral Election will be effective immediately for this calendar year only with respect to Quarterly Compensation that is earned by me in future fiscal quarters if I have recently become an Eligible Director, so long as I sign and deliver this Deferral Election to the Company within thirty (30) days after the date that I became an Eligible Director.

UTi Worldwide Inc.
Amended and Restated 2004 Non-Employee Directors Share Incentive Plan
Combined Elective Grant and Deferral Election Agreement

(d)	Nature of Distribution. I recognize that distributions in respect of my Account will be made (i) in the form of one Share for each Deferred Share Unit credited to my Account by virtue of this Deferral Election, and (ii) a cash payment with respect to each Share that I receive pursuant to paragraph 2(d)(i) hereof in an amount equal to the cash dividends (plus interest at a rate of 5 % per annum) declared and paid on the Company’s outstanding Shares between the date the Deferred Share Unit in respect of such Share was credited to my Account and the issuance of the Shares to me. Cash shall also be paid in lieu of fractional Shares.
(e)	Manner of Distributions Upon Separation From Service. I hereby elect to commence receiving distributions from my Account following the date that my membership on the board terminates and I incur a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h) (“Separation from Service”) in the following manner:
☐	three (3) substantially equal installment distributions to be made before the last day of each of the three (3) calendar years following my Separation from Service.

☐	a lump sum distribution of ______ Shares within 60 days following my Separation from Service and, with respect to the remaining Shares, in ______ substantially equal annual installments (not to exceed ten (10)) on each January 1 following such distribution until such Shares are distributed.
(f)	Manner of Distributions Upon A Change in Control. I hereby elect to commence receiving distributions from my Account in the event of a Change in Control that is a permissible distribution event under Code Section 409A(a)(2)(A)(v) in the following manner:
☐	a lump sum distribution to be made within 60 days after the Change in Control.
☐	a lump sum distribution of ______ Shares within 60 days following the Change in Control, and, with respect to the remaining Shares, in ______ substantially equal annual installments (not to exceed 10) on each January 1st following such distribution until such Shares are distributed.
(g)	Form of Payment to Beneficiary. In the event of my death before collecting all of my Account, any remaining portion of my Account shall be distributed to my beneficiary or beneficiaries named below in the following manner—
☐	in a single lump sum to be distributed within 60 days following my death.
☐	in accordance with the payment schedule selected in paragraphs 2(e) and 2(f) hereof (with payments made as though I survived to collect

UTi Worldwide Inc.
Amended and Restated 2004 Non-Employee Directors Share Incentive Plan
Combined Elective Grant and Deferral Election Agreement

all benefits, and as though I terminated service on the date of my death if payments had not already begun).
(h)	Designation of Beneficiary. In the event of my death before I have collected all of my Account, I hereby direct that my beneficiaries shall be as follows:
(i)	Primary Beneficiary. I hereby designate the person(s) named below to be my primary beneficiary and to receive the balance of any unpaid portion of my Account.

Name of	Social Security		Percentage of
Primary Beneficiary	Number	Mailing Address	Death Benefit
%
%
(ii)	Contingent Beneficiary. In the event that a primary beneficiary or beneficiaries named above are not living at the time of my death, I hereby designate the following person(s) to be my contingent beneficiary for purposes of the Plan with respect to any Shares not otherwise previously issued to a primary beneficiary pursuant to paragraph 2(i)(i) above.

Name of	Social Security		Percentage of
Contingent Beneficiary	Number	Mailing Address	Death Benefit
%
%
3.	Satisfaction of Commitments. The parties recognize and agree that the Company will have fully honored and discharged its obligations under this Agreement and the Plan if the Company distributes my Account in accordance with the provisions hereof.
4.	Defined Terms. The parties agree that any term in this Agreement that begins with initial capital letters shall have the special meaning defined in the Plan unless the context clearly requires otherwise.
5.	Taxes. By signing this Agreement, I recognize and agree that I am solely responsible for the satisfaction of any federal, state, province, or local taxes that may arise under the Plan (including, if I am subject to taxation in the United States, any taxes arising under Sections 409A or 4999 of the Code, except to the extent otherwise specifically provided in a written agreement with the Company). Neither the Company nor any of its employees, officers, directors, or service providers shall have any obligation whatsoever to pay such taxes, to prevent me from incurring them, or to mitigate or protect me from any such tax liabilities. Nevertheless, if my payments or benefits pursuant to Section 7(d) of the Plan upon termination of my membership on the board and my election in paragraph 2(e) hereof

UTi Worldwide Inc.
Amended and Restated 2004 Non-Employee Directors Share Incentive Plan
Combined Elective Grant and Deferral Election Agreement

constitutes “nonqualified deferred compensation” within the meaning of Section 409A, payment of such amounts shall not commence until I incur a Separation from Service . If, at the time of my Separation from Service, I am a “specified employee” (under Internal Revenue Code Section 409A), any amount that constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A that becomes payable to me on account of my Separation from Service (including any amounts payable pursuant to the preceding sentence) will not be paid until after the end of the sixth calendar month beginning after my Separation from Service (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, I shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence, together with interest on them for the period of delay at a rate not less than the average prime interest rate published in the Wall Street Journal on any day chosen by the Board during that period. Thereafter, I shall receive any remaining benefits as if there had not been an earlier delay.
6.	Authorization. I made the above deferral and distribution election voluntarily, after receipt of the Plan document and the opportunity to review and discuss the Plan with personal advisors. I understand that all distributions will be subject to applicable withholdings taxes. I understand that this deferral and distribution election can only be superseded by a subsequent distribution election in accordance with the terms of this Agreement and provisions of the Plan. I further understand that the Company reserves the right to amend, suspend or terminate the Plan. I understand that while the Plan is intended to provide tax deferral, the Plan does not constitute a guarantee that the intended tax results will be achieved. I acknowledge that I am solely responsible for the satisfaction of any taxes that may arise under the Plan, and the Company shall have no obligation to pay such taxes or to prevent me from incurring them.
[signature page follows]

UTi Worldwide Inc.
Amended and Restated 2004 Non-Employee Directors Share Incentive Plan
Combined Elective Grant and Deferral Election Agreement

Witnessed by:	PARTICIPANT

UTi WORLDWIDE INC.

Name:
Title: